Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$198,345,697	.00014760	$29,276
Fees Previously Paid	—		—
Total Transaction Valuation	$198,345,697
Total Fees Due for Filing			$29,276
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$29,276

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 2, 2024, by and among Desktop Metal, Inc., Nano Dimension Ltd. and Nano US I, Inc.

(i)	Title of each class of securities to which the transaction applies: Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Desktop Metal, Inc.

(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on July 30, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 36,069,657, which consists of:

a.	33,234,630 issued and outstanding shares of Common Stock;

b.	22,815 shares of Common Stock underlying Common Stock Options with exercise prices below $5.50; and

c.	2,812,212 shares of Common Stock underlying Company RSU Awards.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on July 30, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 33,234,630 shares of Common Stock multiplied by the Per Share Merger Consideration of $5.50;

b.	the product of 22,815 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $5.50, multiplied by $3.86 (which is the excess of $5.50 over $1.64, the weighted average exercise price of such Company Stock Options); and

c.	the product of 2,812,212 shares of Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Per Share Merger Consideration of $5.50

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.